Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference of our report dated October 25, 2005, with respect to our audit of the balance sheets of Global Energy Distribution Group, LLC as of December 31, 2004 and the related statements of income, member’s equity, and cash flows for the years then ended, and our report dated October 31, 2005, with respect to our review of the balance sheets of Global Energy Distribution Group, LLC as of June 30, 2005, and the related statements of income, member’s equity, and cash flows for the six months then ended which appears in this Form 8-K/A for Global Energy Group, Inc.
Roy Carter
October 31, 2005